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INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-47717 of Lincoln Benefit Life Variable Life Account of our reports dated March 20, 1998 on the financial statements of Lincoln Benefit Life Variable Life Account and the consolidated financial statements of Lincoln Benefit Life Company and subsidiary, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Lincoln, Nebraska
July 17, 1998